Registration No. 333-120496 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 26(d) Dated Monday, July 18, 2005
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XEB8	$28,828,000.00	2.000%	$28,251,440.00	Fixed	5.550%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Ranking	S & P Rating
07/15/2020	10/15/2005	$12.95	Yes	Senior Unsecured Notes	A1	A

Redemption Information: Callable at 100.000% on 07/15/2008 and every coupon date thereafter.

Note: Matures 07/15/2020

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc., Incapital, LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup., Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Financial Services, Inc., Wachovia Securities.

The HSBC Finance InterNotes will be subject to redemption at the option of HSBC Finance Corporation in whole on the interest payment date occurring any time on or after 07/15/2008 at a redemption price equal to 100% of the principal amount of the HSBC Finance InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

HSBC Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, July 18, 2005 @ 12:00 PM ET
Settlement Date: Thursday, July 21, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0116 via Refco Securities, LLC
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation $5,000,000,000 HSBC Finance InterNotes Prospectus Dated 17-Dec-04 Page 1 of 1